EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-1 No. 333-184941 of Ultra Clean Holdings, Inc., of our report dated April 9, 2012, relating to our audits of the consolidated financial statements of AIT Holding Company LLC and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 which appear in the Current Report of Ultra Clean Holdings, Inc., on Form 8-K/A filed September 17, 2012. We also consent to the reference to our firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ McGladrey LLP

Phoenix, Arizona

May 10, 2013